  REVOCATION OF LIMITED POWER OF ATTORNEY

       The undersigned, as an officer and director of Jive Software, Inc. (the
"Corporation"), hereby revokes the Limited Power of Attorney dated January 8,
2014 under which William Pierznik, Katherine Johnson, Bryan LeBlanc, Lisa
Jurinka and Vicki Ryan were appointed as attorneys-in-fact and agents to act on my behalf with regard to the completion and execution of any forms required or advisable pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, or Section 16 of the Securities Exchange Act of 1934, as amended, in connection with the undersigned's ownership, acquisition or disposition of securities of the Corporation.

 This Revocation of Limited Power of Attorney is executed in Palo Alto, CA, as of the date set forth below.

 /s/ Elisa Steele

 Dated:  5/19/15